Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of SkyTerra Communications, Inc. for the registration of 6,926,002 shares of its voting common stock and to the incorporation by reference therein of our reports dated February 28, 2008, with respect to the consolidated financial statements of SkyTerra Communications, Inc., and the effectiveness of internal control over financial reporting of SkyTerra Communications, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

November 5, 2008